CONSENT TO USE NAME
                               -------------------

I, JEAN PIERRE DE CHALAIN, an authorized representative of Intellectual Property Valuators (Pty) Limited, with a principle address of 4th Floor, JGM House, 72 Grayston Drive, Sandown, Johannesburg, Republic of South Africa, hereby consent to allow R-Tec Technologies, Inc. to use our firm name in their S-1 Registration Statement filed with the Securities and Exchange Commission for their Initial Public Offering of the Company Stock.

We have prepared a Patent Appraisal dated May 20, 1999 on their behalf.



         /S/
----------------------
JEAN PIERRE DE CHALAIN



Authorized this 31st day of May, 1999.





                 Intellectual Property Valuators (Pty) Limited.
          Director: J.P. eo Chalain B Sc (Chem Eng) B Proc H Dip Co Law
      Chemical Engineer, Attorney, Patent & Trade Mark Attorney, F.L.L.P.L.
                               Reg No PB/04888/C7